May 1, 2020

Voya Investment Management Co. LLC

Attention: Legal Department

230 Park Avenue

New York, NY 10169

To Whom it May Concern:

Pursuant to the Sub-Advisory Agreement between WisdomTree Asset Management, Inc. (the “Adviser”) and Voya Investment Management Co. LLC (the “Sub-Adviser”) dated April 4, 2016 (the “Agreement”), the Adviser hereby provides the Sub-Adviser with (1) a new Appendix A, and (2) a new Appendix A-1, to the Investment Sub-Advisory Agreement, each in the form attached hereto.

In particular, this amendment adds one Fund, the WisdomTree Interest Rate Hedged High Yield Bond Fund to Appendix A and Appendix A-1, and changes the names of the following funds on Appendix A and Appendix A-1: (a) WisdomTree Fundamental U.S. Corporate Bond Fund to WisdomTree U.S. Corporate Bond Fund; (b) WisdomTree Fundamental U.S. High Yield Corporate Bond Fund to WisdomTree U.S. High Yield Corporate Bond Fund; (c) WisdomTree Fundamental U.S. Short-Term Corporate Bond Fund to WisdomTree U.S. Short-Term Corporate Bond Fund; and (d) WisdomTree Fundamental U.S. Short-Term High Yield Corporate Bond Fund to WisdomTree U.S. Short-Term High Yield Corporate Bond Fund.

Sincerely,

_/s/Jonathan Steinberg_
Jonathan Steinberg
Chief Executive Officer

Acknowledged and agreed:

Voya Investment Management Co. LLC

_/s/Eileen Madden_
Name: Eileen Madden
Title: Managing Director, Head of Client Service and Relationship Management

APPENDIX A

Sub-Advisory Fee
Fund	Effective Date
WisdomTree U.S. Short-Term Corporate Bond Fund	April 12, 2016

WisdomTree U.S. Corporate Bond Fund	April 12, 2016

WisdomTree U.S. Short-Term High Yield Corporate Bond Fund	April 12, 2016

WisdomTree U.S. High Yield Corporate Bond Fund	April 12, 2016

WisdomTree Yield Enhanced U.S. Short-Term Aggregate Bond Fund	May 10, 2017

WisdomTree Emerging Markets Corporate Bond Fund	August 23, 2017

WisdomTree Mortgage Plus Bond Fund	April 19, 2019

WisdomTree Interest Rate Hedged High Yield Bond Fund	June 4, 2020

A-1-1